UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    January 5, 2005

ITLA CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction jurisdiction of incorporation)	0-26960 (Commission File No.)	95-4596322 (IRS Employer Identification Number)

888 Prospect Street, Suite 110, La Jolla, California (Address of principal executive offices)		92037 (Zip Code)

Registrant's telephone number, including area code:            (858) 551-0511

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into a Material Definitive Agreement

Executive Compensation Matters

              On January 5, 2005, the Compensation Committee of the Board of Directors of ITLA Capital Corporation (the "Company") took several actions regarding the compensation payable to the following officers of the Company and Imperial Capital Bank, referred to below as the "named executive officers": George W. Haligowski, Chairman of the Board, President and Chief Executive Officer; Norval L. Bruce, Vice Chairman of the Board and Chief Credit Officer; Timothy M. Doyle, Senior Managing Director and Chief Financial Officer; Don Nickbarg, Senior Managing Director and Chief Banking Officer; Maria P. Kunac, Senior Managing Director and Chief Lending Officer; and Scott Wallace, Managing Director - Finance and Treasurer.

Base Salaries

              Effective January 1, 2005, the base salaries of the named executive officers were set as follows:

Name	Base Salary

George W. Haligowski	$590,000
Norval L. Bruce	241,500
Timothy M. Doyle	225,000
Don Nickbarg	185,500
Maria P. Kunac(1)	185,000
Scott Wallace	162,000
______________
(1)	Ms. Kunac joined the Company on November 1, 2004.

Bonus Payments under 2004 Executive Bonus Plan; Approval of 2005 Executive Bonus Plan

              Cash bonuses were awarded under the Company's 2004 Executive Bonus Plan as follows:

Name	Bonus Amount

George W. Haligowski	$885,000
Norval L. Bruce	120,750
Timothy M. Doyle	112,500
Don Nickbarg	92,750
Maria P. Kunac	17,002
Scott Wallace	81,000

              The 2005 Executive Bonus Plan was approved, under which the named executive officers will be eligible for cash bonuses in the discretion of the Compensation Committee based on their review of the Company's performance and the individual's performance in 2005, with Mr. Haligowski providing recommendations for the bonus amounts for the named executive officers other than himself. The maximum bonus for Mr. Haligowski was set at 150% of his base salary, and the maximum bonuses for the other named executive officers were set at 50% of base salary, provided that Mr. Haligowski may recommend to the Compensation Committee that Ms. Kunac's bonus be increased to 55% of her base salary.

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Supplemental Executive Retirement Plan Allocations for 2004

              Pursuant to the Company's Supplemental Executive Retirement Plan, allocations of restricted stock under the Company's Recognition and Retention Plan for 2004 were made to the named executive officers as follows:

Name	Number of Shares Allocated

George W. Haligowski	9,408
Norval L. Bruce	2,556
Timothy M. Doyle	2,167
Don Nickbarg	1,944
Maria P. Kunac	2,000
Scott Wallace	1,667

Corporate Vehicle Program

              The Company maintains a corporate vehicle program, under which officers at or above the First Vice President level are given the choice of the use of a Company-purchased vehicle, with the Company covering the purchase cost up to a specified amount and the costs of operating the vehicle (including insurance, gasoline, maintenance and repairs), or a monthly allowance intended to cover the costs of the officer's operation of his or her own vehicle for business use. On January 5, 2005, the Compensation Committee set the maximum Company-covered purchase cost and monthly allowance options for the Managing Director level and above as follows:

Officer Level	Max. Purchase Cost	Monthly Allowance

Chief Executive Officer	$98,750	$2,600

Vice Chairman, Unit President or Senior Managing Director	$62,000	$1,600

Managing Director	$50,000	$1,300

Additional Chief Executive Officer Compensation and Benefits

              Effective January 3, 2005, the Company transferred its timeshare interest in a resort club to Mr. Haligowski as compensation. Based on an independent third party appraisal, the Company determined that this timeshare interest had a fair market value at the time of transfer of $175,000.

              Mr. Haligowski receives various perquisites and other personal benefits, including the use of up to 35 hours of chartered aircraft services during 2005. The aggregate cost to the Company of providing these perquisites and other personal benefits to Mr. Haligowski during 2005 is not expected to exceed $250,000.

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Director Compensation Matters

              On January 5, 2005, the Compensation Committee set non-employee director fees for 2005 at $1,000 per Board or board committee meeting attended, plus a monthly retainer of $2,250. In addition, Preston Martin, the Chairman of the Audit Committee, will receive an annual retainer of $15,000 for his service in that capacity. The Compensation Committee also approved the payment of honorariums to certain directors for their extensive time and assistance with Company business matters during 2004, as follows: (i) an honorarium of $5,000 to Director Robert Reed for his time and assistance with legislative matters; (ii) an honorarium of $5,000 to Director Jeffrey Lipscomb for his time and assistance with compensation matters; (iii) an honorarium of $15,000 Director Hirotaka Oribe for his time and assistance with Japanese business matters and his extensive work with the Executive Committee on lending matters; and (iv) an honorarium of $10,000 to Director Martin for his time and assistance with matters concerning the Company's recently executed agreement with Fannie Mae.

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SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ITLA CAPITAL CORPORATION
Date: March 16, 2005	By:	/s/ Timothy M. Doyle Timothy M. Doyle Senior Managing Director and Chief Financial Officer

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